                                                                   EXHIBIT 12.1
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLARS IN THOUSANDS)

                                                 THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                    SEPTEMBER 30,                          SEPTEMBER 30,
                                                 ------------------                      -----------------
                                                  1997        1996                       1997         1996
                                                  ----        ----                       ----         ----
Income before provision for income taxes          $1,607    $ (238)                     $3,706      $ (409)
  Add fixed charges
    Interest expense including amortization
     of debt issuance costs                          245       426                         653         477
                                                  ------    ------                      ------      ------
Earnings                                           1,852       188                       4,359          68
                                                  ======    ======                      ======      ======

Fixed Charges
  Interest expense including amortization
   of debt issuance costs                            245       426                         653         477
  Capitalized interest                             1,620       518                       4,600       3,100
                                                  ------    ------                      ------      ------
Total fixed charges                               $1,865    $  944                      $5,253      $3,577
                                                  ======    ======                      ======      ======

Ratio of earnings to fixed charges                     -         -                           -           -
Deficiency of Earnings to cover fixed charges        (13)     (756)                       (894)     (3,509)
